Exhibit 10.23

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

SEVENTH AMENDMENT TO

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENTS

THIS SEVENTH AMENDMENT TO COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENTS (the “Seventh Amendment”) is entered into as of February 29, 2012 (the “Seventh Amendment Effective Date”) by and between ACADIA PHARMACEUTICALS INC., a Delaware corporation (“ACADIA”) with offices at 3911 Sorrento Valley Blvd., San Diego, CA 92121, and ALLERGAN SALES, LLC, a Delaware limited liability company (“Allergan”) with offices at 2525 Dupont Drive, Irvine, CA 92612, and ALLERGAN, INC., a Delaware corporation, solely as guarantor of the performance under this Agreement by Allergan.

RECITALS

WHEREAS, the parties previously entered into that certain Collaborative Research, Development and License Agreement, dated September 24, 1997 (as amended by the First Amendment, the Second Amendment and the Third Amendment described below, the “1997 Agreement”), pursuant to which the parties conducted collaborative research regarding, among other things, receptor selective compounds with the goal of establishing drug discovery programs related to such receptor selective compounds;

WHEREAS, the parties previously entered into that certain Collaborative Research, Development and License Agreement, dated July 26, 1999 (the “1999 Agreement”), pursuant to which the parties conducted collaborative research regarding […***…] muscarinic compounds for the treatment or prevention of ocular disease;

WHEREAS, the 1997 Agreement was first amended on March 27, 2003 (the “First Amendment”) to continue the collaboration under the 1997 Agreement with respect to alpha adrenergic receptors and on the same date the parties entered into a new Collaborative Research, Development and License Agreement (the “2003 Agreement”) regarding ACADIA’s chemical-genomics assets;

WHEREAS, the 1997 Agreement and the 2003 Agreement were amended on February 28, 2006 (the “Second Amendment”) to continue the collaboration under the 1997 Agreement and the 2003 Agreement with respect to alpha adrenergic receptors and to continue to collaborate on other receptor selective compounds included in ACADIA’s chemical-genomics assets;

WHEREAS, the 1997 Agreement and the 2003 Agreement were amended on March 3, 2008 (the “Third Amendment”) to continue the collaboration under the 1997 Agreement and the 2003 Agreement with respect to alpha adrenergic receptors and to continue to collaborate on muscarinic compounds for eye-care applications;

WHEREAS, the 1997 Agreement and the 2003 Agreement were amended on April 22, 2009 (the “Fourth Amendment”) to finalize the research under the 1997 Agreement with respect to alpha adrenergic receptors, to continue to collaborate on

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muscarinic compounds for eye-care applications under the 2003 Agreement, and to expand their collaboration on […***…] muscarinic selective compounds for eye-care indications;

WHEREAS, the 1997 Agreement and the 2003 Agreement were amended on March 23, 2010 (the “Fifth Amendment”) to continue to collaborate on […***…] muscarinic selective compounds for eye-care indications and to provide for collaboration on muscarinic selective compounds for eye care indications or on other selective compounds included in ACADIA’s chemical-genomics assets pursuant to the 2003 Agreement;

WHEREAS, the 1997 Agreement and the 2003 Agreement were amended on March 28, 2011 (the “Sixth Amendment”) to continue to collaborate on […***…] muscarinic selective compounds for eye-care indications and to provide for collaboration on muscarinic selective compounds for eye care indications or on other selective compounds included in ACADIA’s chemical-genomics assets pursuant to the 2003 Agreement;

WHEREAS, the parties wish to continue their research collaboration on […***…] muscarinic selective compounds for eye-care indications on the terms set forth below; and

WHEREAS, the parties may wish to collaborate on muscarinic selective compounds for eye care indications or on other selective compounds included in ACADIA’s chemical-genomics assets pursuant to the 2003 Agreement and on the terms set forth below.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Seventh Amendment, the parties hereby agree as follows:

1.    […***…] Expansion Program. The parties have agreed on a pool of ten (10) compounds from ACADIA’s library of […***…] muscarinic selective compounds from which Allergan may chose a backup compound (the “[…***…] Expansion Program”). The current ten (10) compounds are listed on Exhibit A hereto (the “Back-up Pool”). The Research Term of the 2003 Agreement with respect to the […***…] Expansion Program shall be extended to cover the period beginning March 28, 2012 and ending March 27, 2013 (the “Additional Extension Period”). During the Additional Extension Period, ACADIA will provide information on compounds included in the Back-up Pool for continued evaluation by the parties. Further, if directed by the JRC (as defined below), ACADIA shall engage in the synthesis and evaluation of additional […***…] muscarinic selective compounds. Allergan may remove and add compounds to the Back-up Pool from (a) ACADIA’s existing […***…] muscarinic selective compounds (i.e., those identified prior to the Additional Extension Period), upon mutual agreement of the parties, or (b) from new compounds synthesized at the direction of the JRC, so long as the total number of compounds in the Back-up Pool does not exceed ten (10) at any given time. Allergan may select one compound from the Back-up Pool to be treated as a Collaboration Lead Compound (as defined in the 1999 Agreement and in addition to the compound based on […***…], which has been advanced by the parties pursuant to the 1999 Agreement) pursuant to the terms of the 1999 Agreement. Allergan shall use reasonable efforts to select a compound from the Back-up Pool to be treated as a second Collaboration Lead Compound prior to the end of the Additional Extension Period. Allergan’s right to so select a compound shall expire at the

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end of the Additional Extension Period. Upon selecting a compound from the Back-up Pool to be treated as a Collaboration Lead Compound, Allergan shall be entitled to select another compound to add to the Back-up Pool from (a) ACADIA’s existing […***…] muscarinic selective compounds (i.e., those identified prior to the Additional Extension Period), upon mutual agreement of the parties, or (b) from compounds synthesized at the direction of the JRC during the Additional Extension Period, so that Allergan retains ten (10) compounds within the Back-up Pool through the end of the Additional Extension Period. If Allergan selects a Back-up Pool compound to be treated as a Collaboration Lead Compound during the Additional Extension Period, then until one year after the end of the Additional Extension Period, Allergan may exchange such Collaboration Lead Compound for a compound within the Back-up Pool, which will then be treated as a Collaboration Lead Compound. Other than any such exchange, the Back-up Pool will not change after the end of the Additional Extension Period. Allergan shall have no rights to the compounds remaining in the Back-up Pool, or those compounds synthesized at the direction of the JRC that are not in the Back-up Pool, on the one-year anniversary of the end of the Additional Extension Period.

2.    Additional Extension Program. At the direction of the JRC, ACADIA has undertaken discovery efforts to identify new compounds that meet mutually acceptable selection criteria for muscarinic selective compounds for […***…]. These efforts have included and, during the Additional Extension period, will include mining of ACADIA’s library of muscarinic compounds, re-screening where desired, in vitro pharmacology/ characterization, and supporting synthesis to enable selection of potential compounds by Allergan for in vivo pharmacology and potential development (the “Additional Extension Program”). Any muscarinic selective compounds identified pursuant to the Additional Extension Program may be designated by Allergan as a Selected Target/Chemistry (as defined in the 2003 Agreement) in accordance with Section 5.1 of the 2003 Agreement; provided that the right to exercise the Option (as defined in the 2003 Agreement) for such Selected Target/Chemistry shall expire on March 27, 2013, notwithstanding the Option Period definition in Section 1.45 of the 2003 Agreement.

3.    FTE Funding. Research funding during the Additional Extension Period shall be […***…]. During the Additional Extension Period, Allergan shall fund a minimum of […***…], and up to a maximum of […***…]. The Joint Research Committee (the “JRC”) shall determine the work to be done under the […***…] Expansion Program, including the appropriate number of FTEs for such level of work. During the Additional Extension Period, Allergan, with the consent of the JRC, also may elect to pursue the Additional Extension Program. If Allergan elects to pursue the Additional Extension Program, the JRC shall determine the number of ACADIA FTEs required for such program. The allocation of FTEs between the Additional Extension Program, if any, and the […***…] Expansion Program shall be decided by the JRC, provided however in the event that the parties do not agree on such allocation, notwithstanding Section 15.2 of the 2003 Agreement, […***…].

4.    Research Coordinators. Allergan and ACADIA shall each appoint an individual to act as the research coordinator for such party (each, a “Research Manager”). The Research Managers shall be the primary contact for the parties regarding the activities

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contemplated by this Seventh Amendment and shall facilitate all such activities hereunder. The initial Research Manager for Allergan shall be Daniel Gil and the initial Research Manager for ACADIA shall be Ethan Burstein. Each party may replace its Research Manager with another individual at any time with prior written notice to the other party. Each Research Manager who is not otherwise a member of the JRC shall be permitted to attend meetings of the JRC.

5.    Patent Costs. In the event that Allergan selects a Back-up Pool compound to be treated as a Collaboration Lead Compound pursuant to Section 1 above, then Allergan shall reimburse ACADIA for […***…] of all reasonable out of pocket legal expenses incurred by ACADIA that are associated with the filing and prosecuting of (i) all Collaboration Patents having one or more claims covering such compound, and (ii) any ACADIA Patents having one or more claims covering such compound. (Capitalized terms used in this paragraph that are not defined have the meaning given to such terms in the 1999 Agreement).

6.    Bankruptcy. All rights and licenses granted under the 1997 Agreement, the 1999 Agreement, the 2003 Agreement, and any amendments to those agreements will be considered for purposes of Section 365(n) of 11 U.S.C. (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The parties agree that a licensee of such rights under those agreements will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a licensor seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects any of those agreements, the licensee hereby elects, pursuant to Section 365(n), to retain all rights granted to it under those agreements to the extent permitted by law.

7.    Full Force and Effect. Except as it may specifically be amended by this Seventh Amendment, each of the 1997 Agreement, the 1999 Agreement, the 2003 Agreement, and any amendments to those agreements, shall remain in full force and effect. If there is any inconsistency or conflict between any provision in this Seventh Amendment and any of the foregoing agreements, as amended to date, the provision in this Seventh Amendment shall control.

8.    Miscellaneous. This Seventh Amendment may be signed in counterparts, each of which shall be deemed an original, all of which taken together shall be deemed one instrument. This Seventh Amendment shall be governed by the laws of the State of California as such laws are applied to contracts entered into or to be performed entirely within such state.

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IN WITNESS WHEREOF, the parties hereto have duly executed this SEVENTH AMENDMENT TO COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENTS.

ACADIA PHARMACEUTICALS INC.		ALLERGAN SALES, LLC, a Delaware limited
liability company, a successor in interest of
By:	/s/ THOMAS H. AASEN	VISION PHARMACEUTICALS L.P.,
Name:	Thomas H. Aasen	A Texas limited partnership, dba Allergan,
Title:	Executive Vice President, Chief Business Officer and Chief Financial Officer	by Allergan General, Inc.,
its general partner

		By:	/s/ SCOTT M. WHITCUP

		Name:	Scott M. Whitcup
		Title:	Executive Vice President, Chief Scientific Officer
Guarantee of performance by: ALLERGAN, INC.

		By:	/s/ SCOTT M. WHITCUP

		Name:	Scott M. Whitcup

		Title:	Executive Vice President, Chief Scientific Officer

Exhibit A

List of Compounds Currently in Back-up Pool

[…***…]

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